                                                                  EXHIBIT 10(aa)

PORTIONS OF THIS EXHIBIT IDENTIFIED BY "***" HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE FREEDOM OF INFORMATION ACT.

                         MOBILE GAS SERVICE CORPORATION
                            TRANSPORTATION AGREEMENT

     THIS AGREEMENT is made and entered into as of this 26th day of September, 1997 by and between MOBILE GAS SERVICE CORPORATION, an Alabama corporation, with a mailing address of P. O. Box 2248, Mobile, Alabama 36652, herein called "Mobile Gas," and METHANOL ONE of ALABAMA, L.L.C., an Alabama limited liability corporation, with a mailing address of P. O. Box 1234, Slidell, Louisiana 70459, herein called "Customer."

     Whereas, Customer desires to use natural gas for the operation of Customer's proposed chemical manufacturing facility to be located in Theodore, Alabama (the "Plant"); and

     Whereas, Mobile Gas operates a system for the distribution of natural gas from natural gas transmission pipelines and processing plants and Customer intends that it or its agents will purchase natural gas from third parties ("Customer's Shippers") who will deliver such gas to Mobile Gas for redelivery to the Plant.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                       ARTICLE I - TRANSPORTATION SERVICE

1.1 Mobile Gas will transport up to the "Contract Demand Volume," which shall be *** MMBtu per day, of Customer's gas, not to exceed *** MMBtu per hour. Customer will pay Mobile Gas for all gas transported by Mobile Gas to the Plant and agrees to accept and pay for service subject to the terms and conditions hereof:

1.2 The RATE for such transportation service and the *** hereunder are as specified in Exhibit "A" which is attached hereto and made part of this agreement. The rate is a special negotiated rate.

1.3 Customer may request that the Contract Demand Volume be increased by delivering a written request to Mobile Gas for such increase. Mobile Gas may approve or decline such request in its discretion (such request being deemed to be declined if Mobile Gas does not approve the request within 30 (thirty) days after the date of receipt thereof). In the event Mobile Gas approves such a request, it may specify an effective date for the requested increase in the Contract Demand Volume, such date to be not later than 24 months after the approval date.

1.4 Except as otherwise specified in this section, Mobile Gas shall be the *** of natural gas to Customer during the term of this Agreement. If during the term of this Agreement Mobile Gas, due to default by Mobile Gas or force majeure affecting Mobile Gas is unable to deliver adequate volumes, Customer may obtain gas volumes from other sources for the duration of such default or force majeure. If during the term of this Agreement Customer's operations require an increase in the Contract Demand Volume, and such increase is requested by Customer and not approved by Mobile Gas as described in Section 1.3, Customer may obtain transportation of gas volumes exceeding the Contract Demand Volume from other sources.

                         ARTICLE II - TERM OF AGREEMENT

2.1 The term of this Agreement shall be *** years, beginning on the Commencement Date, as herein defined, and shall be automatically extended for a period of two years from each expiration date of such term or any automatic extension thereof unless either party shall notify the other in writing not less than 90 days prior to the expiration date, or the expiration of any two year extension of such expiration date, of its intention to terminate this Agreement.

2.2 The "Commencement Date" shall be the earlier of (i) the first day of the month following the date ninety (90) days after written notification by Customer of intended plant completion (ii) the date Customer first takes redelivery of natural gas from Mobile Gas at the Point of Redelivery, or (iii) December 31, 1999. In no case shall the Commencement Date be before April 1, 1999.

2.3 Notwithstanding the provisions of Section 2.1, this Agreement shall become effective as of the date hereof with respect to the obligations of the parties specified in Section 4.4 hereof, and payment obligations arising prior to expiration or termination of this Agreement shall remain in effect after the term of this Agreement.

2.4 This Agreement may only be terminated prior to the expiration of the initial term or a renewal term hereof, if any, as the case may be:

(a) by Mobile Gas, (i) in accordance with Section 5.3, or (ii) after occurrence of any other material breach by Customer in the performance of its obligations hereunder and the continuance of such breach 30 days after written notice by Mobile Gas to Customer of such breach and demand by Mobile Gas that Customer cure same.

(b) by Customer after occurrence of any material breach by Mobile Gas in the performance of its obligations hereunder and the continuance of such breach 30 days after written notice by Customer to Mobile Gas of such breach and demand by Customer that Mobile Gas cure same. In the event of termination by either party under this Section 2.4 Customer shall not owe any minimum bill payments as provided for in Exhibit A beyond the date of termination.

                             ARTICLE III - QUALITY

3.1 The volumes of natural gas delivered hereunder shall be measured at an equivalent pressure base of 14.73 pounds per square inch absolute (psia) and an assumed atmospheric pressure of 14.7 psia, and at a temperature base of 60 degrees Fahrenheit. The volume of natural gas determined hereunder may be adjusted to give effect to Boyle's Law in accordance with standard procedure.

3.2 The quality of the gas delivered by Customer's Shippers to Mobile Gas shall be pipeline quality, and:

(a) Shall be dehydrated and shall in no event have a water content in excess of seven (7) pounds of water per million (1,000,000) cubic feet of gas measured at a pressure base of 14.73 psi and at a temperature base of 60 degrees Fahrenheit, as determined by dew point or other moisture measuring equipment in general use in the industry.

(b) Shall not contain more than one (1) grain of hydrogen sulfide per one hundred (100) cubic feet as determined by quantitative methods in general use in the industry.

(c) Shall not contain more than twenty (20) grains of total sulphur, including hydrogen sulfide, per one hundred (100) cubic feet as determined by quantitative methods in general use in the industry.

(d)  Shall not contain in excess of:

     (i) Three percent (3.0%) by volume carbon dioxide.

     (ii)  Two tenths percent (0.2%) by volume oxygen.

(e) Shall be commercially free from dust, gum, gum-forming constituents or other liquid or solid matter which might become separate from the gas in the course of transportation through pipelines.

(f) Shall be commercially free of water and other objectionable liquids at the temperature and pressure at which the gas is delivered and the gas shall not contain any hydrocarbons which might condense to free liquids in the pipeline under normal pipeline conditions.

                 ARTICLE IV - POINT OF DELIVERY AND REDELIVERY

4.1 The Point of Delivery by Customer's Shippers to Mobile Gas shall be as specified in Exhibit A, Customer's Shippers shall make delivery to the Point of Delivery at a minimum pressure sufficient to enable Mobile Gas to redeliver gas to Customer at a minimum of 400 pounds per square inch gauge. Mobile Gas shall not be obligated to redeliver gas at the Point of Redelivery unless Customer's Shippers make delivery at the Point of Delivery as specified in this Section 4.1.

4.2 The Point of Redelivery of natural gas hereunder to Customer shall be the Customer's flange downstream of the Mobile Gas metering station to be located on Customer's Plant premises. Maintenance by Mobile Gas of gas pressure of a minimum of 400 pounds per square inch gauge at the Point of Redelivery shall constitute redelivery of gas for purpose of this Agreement.

4.3 The gas shall be redelivered by Mobile Gas to Customer in like good order and condition and at quality in accordance with specifications as set forth in
Article III of this agreement.

4.4 Customer shall be responsible for construction of its pipeline from the Point of Redelivery to its Plant. Mobile Gas shall at its expense construct such facilities as may be necessary to enable it to redeliver gas to Customer at the Point of Redelivery at the Contract Demand Volume on the Commencement Date. Customer shall provide to Mobile Gas such easement or easements, in form reasonably acceptable to Mobile Gas, covering approximately 100 feet by 100 feet of Customer's property, for construction of pipelines, for above and below ground facilities to the Point of Redelivery as shall cross property owned or leased by Customer, as well as for maintenance of a metering station on Customer's premises.

                              ARTICLE V - BILLING

5.1 On or before the seventh (7th) working day of each calendar month, Mobile Gas shall render to Customer, a statement of the amount of gas transported hereunder by Mobile Gas to Customer during the preceding, calendar month (and with respect to the first such statement, with respect to the portion of a month, if any, between the Commencement Date and the first full calendar month), and shall also render a bill for all gas so transported. On or before the twenty-first (21st) day of each calendar month, Customer shall make payment to Mobile Gas at Mobile Gas' office, P. O. Box 2248, Mobile, Alabama 36652.

5.2 In the event that Customer disputes any amount shown on a statement issued by Mobile Gas to Customer, such disputed amount shall be paid. Notwithstanding such payment, Customer shall have the right to claim from Mobile Gas such disputed amount. Upon receipt by Mobile Gas of any claim from Customer for a disputed amount, Mobile Gas and Customer shall endeavor to amicably resolve the disputed amount prior to institution of arbitration by Customer. The parties are not obligated to pursue amicable resolution for more than ten (10) days.

5.3 Should Customer fail to pay any amount due (except for any minimum billings as specified in Exhibit A falling due during any period of force majeure invoked by Mobile Gas pursuant to Section 6.1) to Mobile Gas when the same is due, Mobile Gas shall give notice and interest shall accrue on all unpaid amounts from the date due until paid at a rate of interest equal to 2% in excess of the "prime rate" reported in the Wall Street Journal or any successor thereto. Should such failure to pay continue for ten (10) days, Mobile Gas may suspend deliveries of gas hereunder, and the exercise of such right shall be in addition to any and all remedies available to Mobile Gas. Should such failure to pay continue for ninety (90) days after written notice is given by Mobile Gas to Customer of such failure to pay, Mobile Gas may terminate this Agreement, and the exercise of such right shall be in addition to any and all remedies available to Mobile Gas. Such termination shall not relieve Customer of its payment obligations hereunder.

                           ARTICLE VI - FORCE MAJEURE

6.1 In the event Mobile Gas is rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, it is agreed that Mobile Gas shall give notice and reasonably full particulars of such force majeure, in writing by either mail, hand delivery, or facsimile, to Customer within a reasonable time after the occurrence of the cause relied on, and the obligations of Mobile Gas, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

6.2 In the event the Customer is rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), which obligations shall not be affected by events of force majeure), it is agreed that Customer shall give notice and reasonably full particulars of such force majeure, in writing by either mail, hand delivery, or facsimile, to Mobile Gas within a reasonable time after the occurrence of the cause relied on, and the obligations of Customer, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

6.3 The term, "force majeure," as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; conditions arising from a change in governmental laws, orders, rules or regulations; acts of public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; the necessity for making repairs, tests or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells, processing or gasification and gas manufacturing facilities; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension, and which by the exercise of due diligence, such party is unable to prevent or overcome. Such term shall likewise include: (a) those instances where either Mobile Gas or Customer is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such party to fulfill its obligations under this Agreement; such party is unable to acquire, at reasonable costs, and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and (b) those instances where either Mobile Gas or Customer's Shipper or Customer is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations under this Agreement and such party is unable to acquire, or is delayed in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. Force majeure shall not include failure of gas supply due to pricing considerations.

6.4 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                           ARTICLE VII -  ARBITRATION

7.1 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

7.2 All arbitrations pursuant to this Agreement shall be held at Mobile, Alabama.

There shall be three arbitrators. One of the arbitrators shall be appointed by Mobile Gas, the second by Customer, and the third shall be a neutral arbitrator selected by these two arbitrators. Such neutral arbitrator shall be chairman of the arbitration panel.

The arbitration shall be decided by a majority vote of the arbitration panel. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party, unless the arbitrators decide otherwise.

                       ARTICLE   VIII- SPECIAL PROVISIONS

     The following Special Provisions for TRANSPORTATION are made a part hereof:

8.1 If, on any day, Customer takes unauthorized volumes of gas, Customer shall pay to Mobile Gas, as damages, any gas costs incurred by Mobile Gas. The payment of damages for unauthorized volumes by Customer shall not under any circumstances, be considered as giving Customer the right to take unauthorized volumes, nor shall such payment be considered as a substitute for any other remedies available to Mobile Gas against Customer for failure to respect its obligations to adhere to the provisions of its contract with Mobile Gas.

8.2 In the event, Mobile Gas incurs any cost, expense and/or penalties resulting from Customer being over or under nominated for any period of time, the Customer shall reimburse Mobile Gas for such cost, expenses and/or penalties. Nomination shall be made using existing practices and procedures subject to change in accordance with industry standards.

8.3 A "day" when used in this Agreement shall mean a twenty-four (24) hour period ending at 9:00 A.M. Mobile, Alabama Time.

8.4       (a)   Gas delivered will be measured through one or more meters, either turbine meters, orifice meters, or combination of the two, each installed and maintained by Mobile Gas. Mobile Gas will inspect such meters from time to time, and shall keep measuring equipment accurate and in repair. Inspection shall be in accord with A.G.A. Report 3 for orifice meters or A.G.A. Report 7 for turbine meters, as may be amended from time to time. Mobile Gas shall give Customer reasonable notice on the day preceding tests conducted on measuring equipment in order that, if Customer desires, Customer may have its representative present.

          (b) Upon written request of Customer, Customer may challenge the accuracy of measuring equipment and, when challenged, the equipment shall be tested, calibrated, and, if necessary, repaired by Mobile Gas. Customer shall bear the cost of such special tests if the measuring equipment is found to be accurate to the extent that it affects the measuring accuracy by an amount of two percent (2%) or less.

          (c) Customer may, at its option and expense, install and operate a check meter to check Mobile Gas' meter, but measurement of gas delivered to Customer, for the purpose of this Agreement shall be by Mobile Gas' operated metering only. Any check meter installed shall be of standard type and shall be subject at all reasonable times to inspection or examination by Mobile Gas, but the reading, calibration and adjustment thereof and changing of charts shall be done only by the employees or agents of Customer.

          (d) Mobile Gas shall provide Customer appropriate signals from its measuring equipment that shall enable the Customer to calculate daily an accumulated flow.

8.5       (a)   Mobile Gas agrees to protect, defend, indemnify, and hold
harmless the Customer, its officers, directors, agents, contractors and/or employees from and against any claims, demands, losses, damages, suits and expenses, for damages and/or injury to persons and/or property which may be brought against Customer, its officers, directors, agents, contractors and/or employees arising out of, or resulting from, the transportation of natural gas from the Point of Delivery to the Point of Redelivery pursuant to the terms and conditions expressed herein.

          (b) Customer agrees to protect, defend, indemnify, and hold harmless Mobile Gas, its officers, directors, agents, contractors, and/or employees from and against any claims, demands, losses, damages, suits and expenses, for damages and/or injury to persons and/or property which may be brought against Mobile Gas, its officers, directors, agents, contractors and/or employees arising out of, or resulting from, the transportation of natural gas by Customer or its agents or contractors to the Point of Delivery and from the Point of delivery to and through its Plant and facilities.

8.6 (a) Customer warrants for itself, its successors and assigns, that it will have at the time of delivery of gas for transportation hereunder good title or valid right to deliver such gas hereunder; that the gas it delivers hereunder shall be free and clear of all liens, encumbrances, or claims whatsoever; and that it will indemnify Mobile Gas and save it harmless from all claims, suits, actions, damages, costs and expenses arising directly or indirectly from or with respect to the title to gas tendered to Mobile Gas hereunder.

     (b) As between Customer and Mobile Gas, Customer shall be in control and possession of the gas transported hereunder prior to delivery to Mobile Gas at the Point of Delivery and after delivery by Mobile Gas to Customer at the Point of Redelivery, and Mobile Gas shall be in control and possession of the gas after the receipt of the same at the Point of Delivery and until delivery by Mobile Gas to Customer at the Point of Redelivery. The risk of loss for all gas transported hereunder shall be and remain with the party having control and possession of the gas as herein provided.

8.7 Mobile Gas shall use due diligence to provide continual service and having used reasonable diligence shall not be liable to Customer for failure or interruption of service.

8.8 The authorized agents of Mobile Gas shall have, at all times, the right of access to the Plant premises for the purpose of examining and inspecting such meters and/or for other necessary purposes.

8.9 So long as all amounts due and payable to Mobile Gas at such time have been paid by customer, Mobile Gas agrees to transport additional volumes of gas to Customer for a period of up to ten (10) days beyond the termination of this Agreement in order to bring into balance any imbalance that exists at the termination of this Agreement.

8.10 This Agreement shall not be assigned or transferred by either party without prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.

8.11 In the event one or more of the provisions contained herein shall for any reasons be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.12 This Agreement is contingent upon approval by the Alabama Public Service Commission.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its officer thereunto dully authorized as of the date first above written.

WITNESS:                                MOBILE GAS SERVICE CORPORATION



/s/ G. Edgar Downing, Jr.               By: /s/ W. G. Coffeen III
-------------------------                  -------------------------------
                                        Its: Vice President Marketing
                                            ------------------------------




WITNESS:                                METHANOL ONE OF ALABAMA, INC.




 /s/ Michael James                      By: /s/ Dane E. Revette
------------------------                   ------------------------------
                                        Its: Vice President
                                           ------------------------------

                                  EXHIBIT "A"
                         MOBILE GAS SERVICE CORPORATION
                       TRANSPORTATION SERVICE CONDITIONS

     TRANSPORTATION SERVICE CONDITIONS


     1.   Special Monthly Transportation Rate "A"


          MMBtu per month                                     RATE
          ------------------------                    -----------------

          If less than ***                            ***

          If over ***

          First ***                                   *** per MMBtu for all MMBtu
                                                      transported during the
                                                      month

          Over ***                                    *** per MMBtu for all
                                                      MMBtu above *** MMBtu.

         2.      ***

                 The *** monthly bill for such transportation will be *** per MMBtu of Contract Demand Volume.

         3.      Rate Adjustment

                 The rates and minimum bill shall be adjusted by the annual per centage upward or downward) in the "PPI" on the anniversary date and year-to-year thereafter for as long as this agreement shall remain in full force and effect.

                 In no year shall the annual percentage change in the "PPI" be taken to be greater than *** upward or downward.

                 The term "PPI" means the Producer Price Index (PPI) as published by the U. S. Department of Labor, Bureau of Labor Statistics.

         4.      Point of Delivery

                 The Point of Delivery shall be the Shell Processing Plant interconnect or Mobil Processing Plant interconnect near Coden, Alabama, or other mutually agreeable interconnect on the Mobile Gas Bellingrath Pipeline.